NOTICE OF GRANT OF STOCK APPRECIATION RIGHTS AWARD

FUQI INTERNATIONAL, INC.
2009 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Fuqi International, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2009 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Stock Appreciation Rights Award (the “Notice”) the right to the appreciation in value from the Date of Grant with respect to the aggregate number of Shares of the Company’s Common Stock set forth in this Notice, subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Appreciation Rights Award (collectively, the “Agreement”). Also enclosed is a copy of the information statement describing important provisions of the Plan.

Grantee: [__________]	Date of Grant: ____________
Exercise Price per Share: $____	Expiration Date: ____________
Total Number of Shares in respect of which Stock Appreciations Rights Granted: _______	Total Exercise Price: $______
Vesting Schedule: __________________________________

Exercise After Termination of Employment:

Termination of Employment for any reason: any non-vested portion of the Award expires immediately;

Termination of Employment due to death or Disability: vested portion of the Award is exercisable by the Grantee (or, in the event of the Grantee’s death, the Grantee’s legal personal representative) for twelve months after the Grantee's Termination;

Termination of Employment for any reason other than death or Disability: vested portion of the Award expires immediately.

In no event may this Award be exercised after the Expiration Date as provided above.

[Performance Conditions:] [insert as appropriate]

By signing below, the Grantee agrees that this Stock Appreciation Rights Award is granted under and governed by the terms and conditions of the Company’s 2009 Omnibus Incentive Plan, this Notice and the attached Terms and Conditions.

Grantee	Fuqi International, Inc.

By:
Title:
Date:	Date:

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS AWARD

1.           Grant of SAR.  The Stock Appreciation Rights ("SAR") granted to the Grantee and described in the Notice of Grant of Stock Appreciation Rights Award (the "Notice") is subject to the provisions of the Plan, which is incorporated by reference in its entirety into these Terms and Conditions of Stock Appreciation Rights Award (these "Terms and Conditions").

The Board of Directors of the Company has authorized and approved the 2009 Omnibus Incentive Plan (the “Plan”), and the Plan has been approved by the Company’s stockholders.  The Committee has approved an award to the Grantee of a SAR to acquire the value of the appreciation in the Company’s Common Stock following the Date of Grant, conditional on the Grantee’s acceptance of the provisions set forth in the Plan, the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Grantee for review.  For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

The Company intends that this SAR not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed.  Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2.           Exercise of SAR.

(a)           Right to Exercise.  This SAR shall be exercisable, in whole or in part, during its term in accordance with the vesting schedule set out in the Notice and with the applicable provisions of the Plan and this Agreement.  No Shares shall be issued pursuant to the exercise of this SAR Award unless the issuance and exercise comply with applicable laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the SAR is exercised with respect to such Shares.  To the extent permitted under Section 6.03 of the Plan, the Committee may, in its discretion, (i) accelerate vesting of the SAR, or (ii) extend the applicable exercise period.

(b)           Method of Exercise.  The Grantee may exercise the SAR by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the SAR, the number of Shares with respect to which the SAR is being exercised, and such other representations and agreements as may be required by the Company.  Subject to Section 7 of these Terms and Conditions, this SAR Award shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice.

(c)           Acceleration of Vesting on Change in Control.  Subject to the exceptions contained in Section 6.05 of the Plan, in the event of a Change in Control, all SAR Awards outstanding on the date of the Change in Control that have not previously vested or terminated under the terms of this Agreement shall be immediately and fully vested and exercisable.

3.           Method of Payment.  Upon exercise of a SAR, in whole or in part, by delivery of an Exercise Notice to the Company, the Grantee shall be entitled to receive a number of Shares (the “Net SAR Shares”) equal to the quotient obtained by dividing x by y, where:

x = the number of Shares being exercised multiplied by the excess, if any, of (A) the Fair Market Value of a Share on the date of exercise over (B) the Exercise Price, and

y = the Fair Market Value of a Share on the date of exercise.

Notwithstanding the foregoing, the Committee may in its discretion pay the value of the Net SAR Shares (i) all in cash, (ii) all in Shares or (iii) in any combination of cash or Shares (including payment in cash of any fractional Net SAR Share).

4.           Restrictions on Exercise.  This SAR may not be exercised if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law or regulation.

5.           Non-Transferability of SAR.  This SAR may not be transferred in any manner (other than on death to the legal personal representatives of the Grantee) and may be exercised during the lifetime of the Grantee only by the Grantee.  The terms of the Plan and this Agreement shall be binding upon the legal personal representatives of the Grantee.

6.           Term of SAR.  This SAR may be exercised only within the term set out in the Notice, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

7.           Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax (together "Tax") required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the SAR Award.

(b)           The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(c)           Subject to any rules prescribed by the Committee, the Grantee agrees that the Company may withhold or collect any Tax payable in respect of the SAR or Shares acquired pursuant to the SAR (i) by withholding from this Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any Tax required to be withheld with respect to such Award, (ii) by requesting direct and immediate payment to the Company in cash of the amount of any Tax required to be withheld with respect to such Award or (iii) by deduction of such Tax from any salary, fees or any other payment payable to the Grantee by the Company at any time on or after the date the Tax charge arises.

8.           Defined Terms.  Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, unless such term is defined in any Employment Agreement between the Grantee and the Company or an Affiliate.  Any terms used in the Notice and these Terms and Conditions, but defined in the Grantee’s Employment Agreement are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of the Employment Agreement

9.           Grantee Representations.  The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Grantee’s decision to participate in the Plan is completely voluntary.  Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this SAR Award.

10.           Regulatory Limitations on Exercises.  Notwithstanding the other provisions of this Agreement, no exercise of the SAR or issuance of Shares pursuant to this Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any Company policy or applicable securities or other law or regulation.

11.           Miscellaneous.

(a)           Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b)           Waiver.  The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

(c)           Entire Agreement.  These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)           Binding Effect; Successors.  These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their legal personal representatives.  Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their legal personal representatives any rights, remedies, obligations or liabilities.

(e)           Governing Law.  The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware.

(f)           Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g)           Conflicts; Amendment.  The provisions of the Plan are incorporated in these Terms and Conditions in their entirety.  In the event of any conflict between the provisions of these Terms and Conditions and the provisions of the Notice or the Plan, the provisions of the Notice or the Plan, as the case may be, shall control.  The Agreement may be amended at any time by written agreement of the parties hereto.

(h)           No Right to Continued Employment.  Nothing in the Notice or these Terms and Conditions shall confer upon the Grantee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Grantee’s employment or service at any time.

(i)           Further Assurances.  The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.